Kensey Nash Reports Second Quarter Fiscal Year 2011 Financial Results

EXTON, Pa., Feb. 1, 2011 /PRNewswire/ -- Kensey Nash Corporation (Nasdaq: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its second quarter ended December 31, 2010.

Second Quarter Snapshot and Recent Developments

  Diluted EPS of $0.38, in line with the Company's previous guidance of $0.37-$0.40, and representing an increase from the prior year comparable quarter's diluted EPS of $0.32 and a decrease from the prior year comparable quarter's adjusted diluted EPS*of $0.43.
  Revenue of $17.4 million, in line with the Company's previous guidance of $17.0-$17.8 million and representing a decrease from the prior year comparable quarter's revenue of $19.1 million.
  Net sales of $10.9 million, in line with the Company's previous guidance of $10.3-$11.0 million and representing a decrease from the prior year comparable quarter's net sales of $12.5 million.
  Royalty income of $6.5 million, below the Company's previous guidance of $6.7-$6.8 million and representing a decrease from the prior year comparable quarter's royalty income of $6.6 million.
  Operating margin of 29%.
  Cash from operations of $2.2 million in the quarter.
  EBITDA* of $6.8 million.
  Entered into a manufacturing agreement with, and made a minority equity investment in, Orteq Sports Medicine, a medical device company specializing in the field of biodegradable polymer technology for meniscus repair.
  Signed distribution agreement with Arthrex, Inc. for the European distribution of the Company's Cartilage Repair Device.
  Acquired the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings (See the Company's January 31, 2011 press release).

President and CEO Commentary

"Although our second quarter results were in line with our expectations, the issues of high unemployment and a challenging health insurance environment continue to impact our industry.  However, the inventory reduction efforts by some of our larger customers are subsiding, as we are beginning to experience an increase in orders which should improve our results for the balance of the fiscal year," commented Joe Kaufmann, President and CEO of the Company.  "We expect our sports medicine and spine product sales will increase by approximately 30% and 50% sequentially in our third quarter.  Overall, sales of our biomaterials products are expected to increase by an amount in the range of 8% to 10% sequentially in our third quarter despite an anticipated decline in cardiology collagen sales to St. Jude Medical of approximately 25%.  Furthermore, we are optimistic that our fourth quarter will continue to show growth in our biomaterial business due to the ongoing expansion of the ECM products distributed by our strategic partner, Synthes, as well as an improvement in the overall business climate."

Supplemental Sales Data.  Details of the Company's net sales for the three and six months ended December 31, 2010 and 2009 are summarized below.

	Three Months Ended December 31,		Year over Year % Change	Six Months Ended December 31,		Year over Year % Change
($ millions)	2010	2009		2010	2009
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$2.6	$3.1	(14%)	$5.3	$6.7	(20%)
Spine Products	2.0	2.8	(30%)	4.5	5.6	(19%)
Other Orthopaedic Products	0.2	0.1	34%	0.3	0.2	23%
Total Orthopaedic Products	$4.8	$6.0	(20%)	$10.1	$12.5	(19%)
Cardiovascular Products	4.1	4.3	(5%)	8.4	9.3	(10%)
General Surgery Products	1.4	1.1	29%	2.0	2.2	(11%)
Other Biomaterial Products	0.3	0.2	73%	0.6	0.2	n/a
Biomaterials Products	$10.6	$11.6	(9%)	$21.1	$24.2	(13%)
Endovascular Products	$0.3	$0.8	(68%)	$0.7	$1.7	(57%)
Total Net Sales	$10.9	$12.5	(13%)	$21.8	$25.9	(16%)

Second Quarter Ended December 31, 2010 (Second Quarter Fiscal 2011) Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $17.4 million decreased 9% from total revenues of $19.1 million in the prior year second quarter. Revenues for the quarter increased 2% sequentially from $17.0 million in the first quarter of fiscal 2011.

Net sales were in line with expectations at $10.9 million, which represents a decrease of 13% from $12.5 million in the prior fiscal year comparable period and were flat sequentially with $10.9 million in the first quarter of fiscal 2011.  Total biomaterials products sales were $10.6 million compared to $11.6 million in the comparable prior fiscal year period. Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased $1.2 million to $4.8 million in the second quarter of fiscal 2011 from $6.0 million in the prior fiscal year comparable quarter. Sports medicine product sales decreased $0.5 million to $2.6 million in the second quarter of fiscal 2011 from $3.1 million in the prior fiscal year comparable quarter.  Spine product sales decreased $0.8 million to $2.0 million in the second quarter of fiscal 2011 from $2.8 million in the prior fiscal year comparable quarter.  The decrease in spine product sales reflected a continued overall weakness in the spine market, as well as inventory reductions by the Company's largest spine products customer. Cardiovascular sales of $4.1 million, consisting primarily of sales of vascular closure product components to St. Jude Medical (NYSE: STJ), decreased $0.2 million from $4.3 million in the prior fiscal year period.

Partially offsetting these decreases was an increase in general surgery sales, consisting primarily of sales of the Company's new extracellular matrix (ECM) product, the XCM Biologic which is licensed to the Company's strategic partner Synthes.  Sales of ECM products were $1.1 million in the second quarter of fiscal 2011 compared to less than $0.1 million in the prior year comparable quarter, and the Company expects to experience further increases in the second half of the fiscal year as the ECM product sales continue to expand in the U.S. and as the launch outside the U.S. gains momentum.  Offsetting the increase in general surgery sales associated with the ECM products was a decrease in sales of breast biopsy products, which were $0.2 million during the quarter compared to $1.0 million in the prior year comparable quarter due to inventory stocking orders placed in the second quarter fiscal 2010.  Endovascular sales during the quarter were $0.3 million compared to $0.8 million in the prior fiscal year second quarter.

Royalty income for the second quarter of fiscal 2011 was $6.5 million, compared to $6.6 million in the comparable prior fiscal year period. Royalty income in the second quarter of fiscal 2011 included $4.9 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (Nasdaq: VITA).  Angio-Seal™ royalties decreased by approximately 2% or $0.1 million in the second quarter of fiscal 2011 compared to the prior fiscal year quarter.  Royalties from Orthovita decreased by approximately 7% or $0.1 million compared to the prior fiscal year period reflecting the impact of the general negative economic conditions in the spine markets.

Earnings Per Share.  Second quarter diluted earnings per share were $0.38, compared to diluted earnings per share and adjusted diluted earnings per share* (which exclude the charges described below) of $0.32 and $0.43, respectively, for the same period of fiscal 2010.  Positively affecting the second quarter fiscal 2011 diluted earnings per share when compared to the prior year was a significantly lower number of weighted average common shares outstanding due to the Company's stock repurchase programs.  In the second quarter of fiscal 2010, the Company implemented a cost reduction plan which resulted in $1.9 million in charges, consisting of a pre-tax severance charge of approximately $1.0 million and a pre-tax unabsorbed overhead expense charge of approximately $0.9 million. Adjusted diluted earnings per share* for the second quarter of fiscal 2010 exclude these $1.9 million in charges.

Six Months Ended December 31, 2010 Results

Revenues: Sales and Royalties.  Total revenues for the six months ended December 31, 2010 of $34.3 million decreased 12% from total revenues of $38.8 million in the prior fiscal year period.

Net sales of $21.8 million decreased 16% from $25.9 million in the prior fiscal year comparable period.  Total biomaterials products sales were $21.1 million compared to $24.2 million in the comparable prior fiscal year period. Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased $2.4 million from $12.5 million to $10.1 million. Sports medicine product sales decreased $1.4 million to $5.3 million in the six months ended December 31, 2010 from $6.7 million in the prior fiscal year comparable period.  Spine product sales decreased $1.1 million to $4.5 million in the six months ended December 31, 2010 from $5.6 million in the prior fiscal year comparable period.  Cardiovascular sales of $8.4 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, decreased $0.9 million in the six months ended December 31, 2010 from $9.3 million in the prior fiscal year period.

General surgery sales, which include ECM and breast biopsy products, decreased $0.2 million.  Sales of the ECM products were $1.7 million compared to less than $0.1 million in the prior year.  This increase in ECM product sales reflected the market launch of our new products by our strategic partner, Synthes.  Breast biopsy products were $0.2 million compared to $2.2 million in the prior fiscal year comparable period due to inventory stocking orders placed in the first half of fiscal 2010.  Endovascular sales for the six months ended December 31, 2010 were $0.7 million compared to $1.7 million in the prior fiscal year period.

Royalty income for the six months ended December 31, 2010 was $12.5 million, compared to $12.9 million in the comparable prior fiscal year period.  Royalty income in the six months ended December 31, 2010 included $9.5 million in Angio-Seal™ royalties and $2.8 million in royalties from Orthovita, Inc.  Angio-Seal™ royalties decreased by approximately 4% or $0.4 million in the six months ended December 31, 2010 over the prior fiscal year comparable period.  Royalties from Orthovita decreased by approximately 3% or $0.1 million compared to the prior fiscal year period.

Earnings Per Share.  For the six months ended December 31, 2010 earnings per share were $0.79, compared to diluted earnings per share of $0.75 and adjusted diluted earnings per share* (which exclude the charges described above) of $0.86 for the same period of fiscal 2010. Positively affecting the year to date fiscal 2011 diluted earnings per share when compared to the prior year was a significantly lower number of weighted average common shares outstanding due to the Company's stock repurchase programs.

During the six months ended December 31, 2010, the Company's total tax-effected equity compensation expense was $1.5 million, an increase of approximately $0.4 million from $1.0 million in the prior year comparable period. Tax-effected equity compensation expense for the six months ended December 31, 2010 was higher than the comparable prior year period primarily because the first quarter fiscal 2011 expense included amortized expense related to three years of equity grants, while first quarter fiscal 2010 equity compensation expense included amortized expense for only two years of equity grants.

During the six months ended December 31, 2010, the Company generated cash from operations of $9.4 million and, at December 31, 2010, had $42.8 million of cash and investment balances and total debt of $30.7 million.  In January 2011, the Company acquired the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings for $20 million in cash, of which $17 million was paid at closing with the remainder expected to be paid over the next two years.

Fiscal 2011 Guidance

The Company currently expects total revenues for fiscal year 2011 will be in the range of $73.0 to $75.0 million.  Net sales and royalties are currently expected to be in the ranges of $46.7 to $48.3 million and $26.3 to $26.6 million, respectively. The Company had previously included approximately $1.5 million of endovascular milestone revenue in its guidance but has eliminated this from its current guidance due to the uncertainty of receiving these payments from Spectranectics.

The Company currently expects diluted earnings per share for fiscal 2011 will be in the range of $1.70 to $1.75 (excluding any in-process R&D charges and acquisition costs related to Nerites).

Fiscal 2011 will include a significant investment in research and development, with total research and development spending for fiscal 2011 estimated to be approximately $17 to $18 million.  The Company plans to increase its clinical activities for the ECM products in the U.S. and outside the U.S.  However, due to the significant cost and risk of obtaining U.S. regulatory approval with the uncertain U.S. regulatory climate, restrictive clinical requirements, protracted patient enrollment and extended follow up timeframe for the Company's cartilage technology in the U.S., the Company is shifting its clinical activities for the cartilage product outside the U.S.  The Company plans to reallocate its research and development funds towards products with more predictable near term regulatory approval criteria.

The Company currently expects that its operating margin will be approximately 33% in fiscal 2011 and its balance sheet will continue to be strengthened by adding cash from operations for the full fiscal year of approximately $20 million (excluding any in-process R&D charges and acquisition costs related to Nerites).

The Company is currently estimating that third quarter fiscal 2011 total revenues will be in the range of $18.5 to $19.0 million. Net sales are currently expected to be in the range of $11.7 to $12.1 million, and royalties are currently expected to be in the range of $6.8 to $6.9 million.  The Company currently expects third quarter fiscal 2011 diluted earnings per share of $0.42 to $0.44 (excluding any in-process R&D charges and acquisition costs related to Nerites).

Stock Repurchase Update. During the six months ended December 31, 2010, the Company repurchased 1,175,738 shares of Common Stock, at a total cost of approximately $30.0 million, or an average market price of $25.52 per share, using available cash.  This completed the latest $30 million repurchase program.  The Company had 8,523,360 shares of Common Stock outstanding as of December 31, 2010.

Income taxes.  The Company currently estimates that its fiscal 2011 effective tax rate will be between 32% and 33%.  In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from these estimates could have a significant impact on the Company's effective tax rate.  As a result of the December 2010 Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during its fiscal quarter ended December 31, 2010.  The adjustments reflect the fact that the legislation is retroactive to January 1, 2010 and, therefore, reduced the Company's effective tax rate to approximately 29% for the second quarter. The Company anticipates its effective tax rate for each of the third and fourth quarters of fiscal 2011 to be approximately 33%, including the related quarter's R&E Tax Credit effect on the tax provision.

* EBITDA and adjusted diluted earnings per share excluding after-tax severance and unabsorbed overhead charges are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance.  For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast.  The Company will be hosting a teleconference discussing the earnings results on Tuesday, February 1, 2011 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-612-332-1020. The teleconference call will also be available for replay starting Tuesday, February 1, 2011 at 11:00 A.M. Eastern Time through Tuesday, February 8, 2011 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 187632.

Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com.  To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page.  Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.  A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology.  The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials.  The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the current expectations of Kensey Nash Corporation (the Company) about its prospects and opportunities, including financial forecasts and estimates for the third quarter of fiscal 2011 and the full fiscal year 2011 under the caption "Fiscal 2011 Guidance" and other captions.  The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in selling the Angio-Seal device and the extent to which, after December 31, 2010, St. Jude is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company's customers and partners (including St. Jude Medical, Arthrex, Orthovita, Orteq and Synthes) in selling Kensey Nash related products in the marketplace, the Company's success in its research and development efforts (including in its cartilage repair, extracellular matrix and endovascular programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company's products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months		Six Months
	Ended December 31, 2010		Ended December 31, 2010
	2010	2009	2010	2009
Revenues:
Net sales
Biomaterial sales	$ 10,630,328	$ 11,634,701	$ 21,051,784	$ 24,209,747
Endovascular sales	269,333	834,990	727,832	1,692,646
Total net sales	10,899,661	12,469,691	21,779,616	25,902,393
Royalty income	6,455,262	6,600,941	12,539,906	12,910,057
Total revenues	17,354,923	19,070,632	34,319,522	38,812,450
Operating costs and expenses:
Cost of products sold	6,339,696	6,491,985	10,559,821	12,030,385
Research and development	3,969,787	4,686,515	8,247,170	8,962,086
Selling, general and administrative	2,065,632	2,104,307	4,363,507	4,284,238
Total operating costs and expenses	12,375,115	13,282,807	23,170,498	25,276,709
Income from operations	4,979,808	5,787,825	11,149,024	13,535,741
Interest and other (expense)/income, net	(292,027)	(334,737)	(647,980)	(715,397)
Pre-tax income	4,687,781	5,453,088	10,501,044	12,820,344
Income tax expense	1,354,156	1,793,559	3,322,529	4,280,006
Net income	$ 3,333,625	$ 3,659,529	$ 7,178,515	$ 8,540,338
Basic earnings per share	$ 0.39	$ 0.33	$ 0.82	$ 0.77
Diluted earnings per share	$ 0.38	$ 0.32	$ 0.79	$ 0.75
Weighted average common shares outstanding	8,511,339	11,048,532	8,774,481	11,084,961
Diluted weighted average common shares outstanding	8,816,750	11,367,673	9,035,543	11,422,716

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	June 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$ 26,825,172	$ 23,102,362
Investments	15,952,106	42,571,544
Trade receivables	4,521,998	5,307,563
Other receivables	6,302,865	6,938,013
Inventory	9,945,869	8,885,875
Prepaid expenses and other assets	3,019,121	1,091,760
Deferred tax asset, current	1,802,526	2,857,262
Total current assets	68,369,657	90,754,379
Property, plant and equipment, net	53,230,106	54,984,890
Deferred tax asset, non-current	1,539,984	1,872,619
Other non-current assets	10,080,431	6,508,841
Total assets	$ 133,220,178	$ 154,120,729

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 3,760,000	$ 7,955,650
Other current liabilities	230,457	131,836
Current portion of debt	1,399,997	1,399,997
Deferred revenue	1,047,321	947,378
Total current liabilities	6,437,775	10,434,861
Long-term portion of debt	29,283,333	29,983,333
Deferred revenue, non-current	2,889,241	3,336,780
Other non-current liabilities	5,014,887	5,542,509
Total stockholders' equity	89,594,942	104,823,246
Total liabilities and stockholders' equity	$ 133,220,178	$ 154,120,729

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Second Quarter Fiscal 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
December 31, 2010
($ millions)
Net Income - GAAP	$ 3.3
Income Tax Expense	1.4
Interest Income	(0.1)
Interest Expense	0.5
Depreciation and Amortization	1.7
EBITDA	$ 6.8

Second Quarter Fiscal 2011 and Prior Year Comparable Second Quarter Fiscal 2010 Adjusted Earnings Per Share

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Diluted Earnings Per Share - GAAP	$ 0.38	$ 0.32	$ 0.79	$ 0.75
Cost Reduction Plan Charges (a)		0.11		0.11
Adjusted Diluted Earnings Per Share		$ 0.43		$ 0.86

(a) Diluted earnings per share for the second quarter of fiscal 2010 included total charges of approximately $1.9 million incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan included approximately $1.0 million in severance charges ($660,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.05 per share tax-effected, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA and Adjusted Diluted Earnings Per Share.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above.  These non-GAAP measures are provided to enhance the user's overall understanding of our historical and current financial performance.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items and non-cash expenses.

These non-GAAP measures provide investors and management with an alternative method for assessing Kensey Nash’s operating results.  Further, these non-GAAP measures are one of several primary indicators management uses for planning and forecasting.  The presentation of this additional information should not be considered in isolation of, or as a substitute for, results prepared in accordance with accounting principles generally accepted in the United States.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1-484-713-2100